                                                                   Exhibit 10.22

                                   QUOTA SHARE
                              REINSURANCE AGREEMENT

                  (HEREINAFTER REFERRED TO AS THE "AGREEMENT")

                                     BETWEEN

                       TOWER INSURANCE COMPANY OF NEW YORK
                               NEW YORK, NEW YORK

                   (HEREINAFTER REFERRED TO AS THE "COMPANY")

                                       AND

                   CONVERIUM REINSURANCE (NORTH AMERICA) INC.

                  (HEREINAFTER REFERRED TO AS THE "REINSURER")



                                    ARTICLE 1

BUSINESS COVERED

This Agreement shall indemnify the Company in respect of the net excess liability as herein provided and specified which may accrue to the Company as a result of Ultimate Net Loss and Loss Adjustment Expenses subject to this Agreement, under Policies written by the Company and classified as Property or Liability, following the Company's original Policies, including: Fire and Allied Lines, Commercial Multiple Peril, Homeowners Multiple Peril and Liability, Workers' Compensation, Inland Marine and Automobile Liability and Physical Damage, all subject to the terms, conditions and exclusions of this Agreement.


                                    ARTICLE 2

FOLLOW THE FORTUNES

The Reinsurer's liability shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers and to the same modifications, alterations, and cancellations as the respective Policies issued by the Company, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes of the Company, subject always to the limits, terms, conditions and exclusions set forth in this Agreement.

                                    ARTICLE 3

TERM

A. This Agreement shall take effect 12:01 a.m., Eastern Standard Time, January 1, 2004 and shall apply to all losses occurring on or after 12:01 a.m., Eastern Standard Time, January 1, 2004 in respect of all new and renewal Policies written on and after 12:01 a.m., Eastern Standard Time, January 1, 2004 until 12:01 a.m., Eastern Standard Time, January 1, 2005.

         At 12:01 a.m., Eastern Standard Time, January 1, 2005, the Reinsurer shall be liable for all losses occurring in respect of all inforce Policies until the earlier of the expiration or the anniversary date of the Company's Policies, but not to exceed 12 (twelve) months plus odd time. In the event that any Policy is required by statute or regulation or order to be continued in force, the Reinsurer will continue to remain liable with respect to each such Policy until the Company may legally cancel, non-renew or otherwise eliminate liability under such Policy.

B. The Company and the Reinsurer may agree to terminate this Agreement or some portion of the Business Covered on a cut-off basis. Upon such termination, the Reinsurer shall incur no liability for losses occurring subsequent to the effective date of termination and the Reinsurer shall return to the Company the Reinsurer's portion of the unearned premium reserve for all inforce Policies less previously paid Ceding Commissions on such unearned premium reserve.




                                    ARTICLE 4

TERRITORY

In respect of Business Covered by the Company, this Agreement shall apply to New York, New Jersey, Pennsylvania and Connecticut.

To the extent that the Company becomes authorized to transact insurance in any jurisdiction in addition to those set forth above, the Company may request that the Reinsurer amend this Agreement to include Policies issued in such jurisdictions. With respect to Policies issued in New Jersey, Pennsylvania and Connecticut ("Non-New York Policies"), the maximum overall New Written Premium that may be ceded by the Company to this Agreement shall be 10% (ten percent) of Net Written Premium in the aggregate for these states (the "Premium Cap"). To the extent that the Company's overall Net Written Premium for Non-New York Policies exceeds the Premium Cap, the Cession Percentage for Non-New York Policies shall be adjusted by dividing 10% (ten percent) of Net Written Premium by the actual percentage of Net Written Premium and multiplying that result by the Cession Percentage elected in the Article 7, Definitions, definition A.

                                    ARTICLE 5

EXCLUSIONS

This Agreement shall not apply to and specifically excludes:

A. Nuclear Incident, in accordance with the following clauses attached hereto:

         1. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A. - NMA 1119;

         2. Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A. - NMA 1590;

B. War Risks, in accordance with the War Risks Exclusion Clause attached hereto;

C. Insolvency, in accordance with the Insolvency Funds Exclusion Clause attached hereto;

D. Liability assumed by the Company as a member of any pool, association or syndicate, in accordance with the Pools, Associations and Syndicates Exclusion Clause attached hereto;

E.       Earthquake, when written as such;

F. Liability arising out of ownership, maintenance or use of any aircraft or flight operations;

G. Professional Liability, when written as such, however not to exclude when written as part of a package Policy or when written in conjunction with other Policies issued by the Company;

H.       Insolvency and Financial Guarantee;

I. Any acquisitions of companies or books of business outside of the normal course of business ("agent rollovers") without the prior written consent of the Reinsurer hereon;

J.       Asbestos liabilities of any nature;

K.       Pollution liabilities of any nature;

L.       Assumed reinsurance with the exception of inter-affiliate reinsurance;

M.       Ex gratia payments in excess of $3,000 (three thousand dollars).

                                    ARTICLE 6

COVERAGE, RETENTION, PER RISK-PER LOSS OCCURRENCE LIMITS AND AGGREGATE LIMIT

A. Coverage - The Reinsurer shall indemnify the Company for the Cession Percentage of the net retained liability of the Company for all Ultimate Net Loss and Loss Adjustment Expenses billed by in-house adjusters, defense attorneys, and other claims personnel of Tower Insurance Company of New York/Tower Risk Management who bill the Company for their services on an hourly basis, subject to the terms, conditions, and exclusions of this Agreement, the Retention, Per Risk - Per Loss Occurrence Limits and the Aggregate Limit hereon. The Reinsurer shall only be obligated to indemnify the Company for underlying Policies where the Reinsurer has been paid respective premiums for such underlying Policies by the Company.

B. Retention - The Company shall retain net and unreinsured such portion of all Ultimate Net Loss in respect of the first 95.0% (ninety five point zero percent) of Ultimate Net Loss Ratio as shall equal 100% (one hundred percent) less the Cession Percentage and shall retain 100% (one hundred percent) of Ultimate Net Loss in excess of the first 95.0% (ninety five point zero percent) of Ultimate Net Loss Ratio.

C. Per Risk - Per Loss Occurrence Limits - In no event shall the Reinsurer's limit of liability exceed its pro rata share of $1,000,000 (one million dollars) per risk, per Loss Occurrence in respect of property business and $1,000,000 (one million dollars) per Loss Occurrence for liability business. In addition, in no event shall the Reinsurer's aggregate limit of liability exceed 10% (ten percent) of Reinsurance Premium earned for the Term in respect of any one Loss Occurrence in respect of ceded property catastrophe Ultimate Net Loss plus associated Loss Adjustment Expenses. Furthermore, in no event shall the Reinsurer's aggregate limit of liability exceed 10% (ten percent) of Reinsurance Premium earned for the Term in respect of the combined amounts of property and casualty Ultimate Net Loss plus associated Loss Adjustment Expenses emanating from Terrorist Acts whether one or multiple Terrorist Acts.

D. Aggregate Limit- The Reinsurer's maximum overall aggregate Ultimate Net Loss and Loss Adjustment Expense liability under this Agreement shall be 95.0% (ninety five point zero percent) of ultimate Reinsurance Premium earned by the Reinsurer.


                                    ARTICLE 7

DEFINITIONS

A. "Cession Percentage" as used in this Agreement shall be 60% (sixty percent) for the new and renewal Business Covered written during the period January 1, 2004 through December 31, 2004, both days inclusive. However, the Cession Percentage may be reduced to a minimum cession percentage of 25% (twenty five percent) for each quarter starting with the calendar quarter beginning July 1, 2004 and only if the Company has increased its December 31, 2003 Statutory Surplus Level by more than 20% (twenty percent) on or before June 30, 2004. The Company must advise the Reinsurer, with 30 (thirty) days advance written notice, of its election to reduce the Cession Percentage for the forthcoming quarter.

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

B. "Declaratory Judgment Expenses" as used in this Agreement shall mean legal expenses paid by the Company in the investigation, analysis, evaluation or litigation of a coverage action between the Company and any other party to determine if there is coverage under a Policy or Policies issued by the Company for a specific claim or specific claims reinsured under this Agreement or which would be reinsured under this Agreement had the Company not been successful in the coverage action.

C. "Loss Adjustment Expenses" as used in this Agreement shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds and including a) pre-judgment interest, unless included as part of the award or judgment; b) post-judgment interest and c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including pro rata Declaratory Judgment Expenses.

         Loss Adjustment Expenses shall include in-house adjusters, defense attorneys, and other claims personnel of Tower Insurance Company of New York/Tower Risk Management who bill the Company for their services on an hourly basis.

D.       "Loss Occurrence" shall have the following meanings:

         1. As respects property losses, "Loss Occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Loss Occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 (one hundred sixty eight) consecutive hours arising out of and directly occasioned by the same event except that the term "Loss Occurrence" shall be further defined as follows:

                  a. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 (seventy two) consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

                  b. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 (seventy two) consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 (seventy two) consecutive hours may be extended in respect of individual losses which occur beyond such 72 (seventy two) consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

                  c. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 (one hundred sixty eight) consecutive hours may be included in the Company's "Loss Occurrence".

                  d. As regards "Freeze", only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company's "Loss Occurrence".

                  For all "Loss Occurrences" the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 (one hundred sixty eight) consecutive hours shall apply with respect to one event except for those "Loss Occurrences" referred to in sub-paragraphs 1 and 2 of this Article where only one such period of 72 (seventy two) consecutive hours shall apply with respect to one event.

                  No individual losses occasioned by an event that would be covered by 72 (seventy two) hours clauses may be included in any "Loss Occurrence" claimed under the 168 (one hundred sixty eight) hours provision.

         2. As respects casualty losses, "Loss Occurrence" shall mean any one accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or following on one event, regardless of the number of interests insured or the number of Policies responding.

                  Except where specifically provided otherwise in this Agreement, each Loss Occurrence shall be deemed to take place as of the earliest date of loss as determined by any original Policy responding to the Loss Occurrence.

         3. As respects liability losses (bodily injury and property damage) other than Automobile and Products, and at the option of the Company, "Loss Occurrence" shall mean the sum of all damages sustained by each insured during a period of twelve consecutive months arising out of a continuous or repeated injurious exposure to substantially the same general conditions. For purposes of this definition, the date of loss shall be deemed to be the inception or renewal date of the original Policy of insurance to which payment is charged.

                  As respects occupational disease and cumulative trauma:

                  a. In case the Company shall, within one original Policy year, sustain several losses arising out of such and occupational or other disease or cumulative trauma of a specific kind or class, suffered by several employees of one original insured, all such losses shall be deemed to arise out of one `occurrence' and the date of the occurrence for reinsurance purposes shall be deemed to be the inception, anniversary or renewal date of the Company's original Policy.

                  b. With respect to an occupational disease or other disease suffered by more than one employee of one or more employers, such occupational disease or other disease shall be covered under this Agreement if resulting from a sudden and accidental event not exceeding 48 (forty eight) hours in duration. For purposes of this Agreement, a 48 (forty eight) hour event will be deemed as one Loss Occurrence. All such losses subsequently arising out of such event and not otherwise classified except as occupational disease or other disease shall be considered as one Loss Occurrence or may be combined with losses classified as other than occupational disease or other disease which arise out of the same event, and the combination of such losses shall be considered as one Loss Occurrence within the meaning hereof.

E. "Net Earned Premium" shall mean the Net Written Premium of the Company's Business Covered less the unearned premium reserve at the respective date of calculation.

F. "Net Written Premium" shall mean gross premium of the Company's Business Covered less cancellations and returns and less premium paid for specific excess of loss reinsurance above $1,000,000 (one million dollars) and facultative reinsurances, if any.

G. "Policy" or "Policies" shall mean all policies, binders, contracts, certificates, or agreements of insurance, whether written or oral, in accordance with Business Covered hereunder.

H. "Terrorist Acts" shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

         (i)      involves violence against one or more persons; or

         (ii)     involves damage to property; or

         (iii) endangers life other than that of the person committing the action; or

         (iv) creates a risk to health or safety of the public or a section of the public; or

         (v) is designed to interfere with or to disrupt an electronic system.

         Loss, damage, cost or expense arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism shall be considered part of terrorism Ultimate Net Loss.

I. "Ultimate Net Loss" shall mean, subject to all limitations in this Agreement including the Per Risk - Per Loss Occurrence Limits in
         Article 6, Coverage, Retention, Per Risk-Per Loss Occurrence Limits and Aggregate Limit, section C, actual loss or losses, arising out of Business Covered hereunder sustained by the Company in respect of losses occurring during the Term, including 100% (one hundred percent) of Extra Contractual Obligations and 100% (one hundred percent) of Excess Policy Limits, subject to the limitations in Article 19, Excess Policy Limits and Article 20, Extra Contractual Obligations, after making deductions for all recoveries and salvages and inuring specific and facultative reinsurance, whether collectible or not. The Reinsurer shall not be liable for more than $1,000,000 (one million dollars) additional subject Ultimate Net Loss for any one claim in respect of Excess of Policy Limits/Extra Contractual Obligations liability and $5,000,000 (five million dollars) in the aggregate for all Excess of Policy Limits/Extra Contractual Obligations liability.

     J. "Ultimate Net Loss Ratio" shall mean the ratio of aggregate Ultimate Net Losses incurred plus aggregate Loss Adjustment Expenses divided by Net Earned Premium as of the date of calculation.

                                    ARTICLE 8

NET RETAINED LINES

This Agreement applies only to that portion of Business Covered which the Company retains net for its own account, and in calculating the amount of any Ultimate Net Loss and Loss Adjustment Expenses hereunder and also in computing the amounts in Article 6, Coverage, Retention, Per Risk-Per Loss Occurrence Limits and Aggregate Limit, to which this Agreement applies, only Ultimate Net Loss and Loss Adjustment Expenses in respect of that portion of Business Covered which the Company retains net for its own account shall be included. The Company warrants that it will have a maximum net retained line in accordance with
Article 6, Coverage, Per Risk-Per Loss Occurrence Limits and Aggregate Limit for any one risk.

Recoveries from any form of insurance or reinsurance that protects the Company against claims which are Subject Business shall inure to the benefit of the Reinsurer and shall be deducted to arrive at the amount of the Company's Ultimate Net Loss and Loss Adjustment Expenses.

The amount of the Reinsurer's liability hereunder in respect of any Ultimate Net Loss and Loss Adjustment Expenses shall not be increased by reason of the inability of the Company to collect from any other reinsurer, whether specific or general, any amounts which may have become due from such reinsurer, whether such inability arises from the insolvency of such reinsurer or otherwise.

                                    ARTICLE 9

REINSURANCE PREMIUM AND REINSURER'S MARGIN

A. Reinsurance Premium - The Company shall pay to the Reinsurer the Cession Percentage of the Net Written Premium as collected for the Term of the Agreement (the "Reinsurance Premium"). The Company shall retain any and all Reinsurance Premium on a funds withheld basis. A notional Funds Withheld Account/Profit Sharing Account shall be calculated by the Company and maintained until there is a complete and final release of all the Reinsurer's past, present and future obligations and liabilities to the Company of any nature whatsoever arising under or related to this Agreement. The Company shall credit Net Written Premium to the Funds Withheld Account/Profit Sharing Account on a monthly basis, and settlements shall be made in accordance with Article 13, Accounts, Remittances and Loss Settlements.

         Notwithstanding any provision in this Agreement to the contrary, the Company shall assume 100% of the credit risk associated with all Reinsurance Premium amounts that it fails to collect from its insureds ("Delinquent Premium Amounts"). The Company shall include all Delinquent Premium Amounts in the Reinsurance Premium amounts that it pays the Reinsurer (or credits to the Funds Withheld Account/Profit Sharing Account, as applicable) on a monthly basis pursuant to Article 13, Accounts, Remittances and Loss Settlements, section C.

         The Company shall have the option, subject to the Reinsurer's consent, to terminate this Agreement on a cut-off basis. If the Company elects, and the Reinsurer consents, to terminate this Agreement on a cut-off basis, in accordance with Article 3, Term, then the Reinsurer shall return to the Company the respective unearned premium less previously paid Reinsurer's Margin and Ceding Commissions on such unearned premium.

         The maximum overall Net Written Premium for this Agreement shall be $200,000,000 (two hundred million dollars). The maximum overall ceded Net Written Premium shall be $120,000,000 (one hundred twenty million dollars) (the "Aggregate Premium Cap"). To the extent the Company's overall ceded Net Written Premium exceeds the Aggregate Premium Cap, the Cession Percentage shall be reduced by dividing $200,000,000 (two hundred million dollars) by the actual Net Written Premium and multiplying that result by the Cession Percentage elected in Article 7, Definitions, definition A.

B. Reinsurer's Margin - The Company shall pay to the Reinsurer a Reinsurer's Margin equal to 8.0% (eight point zero percent) of ultimate Reinsurance Premium. The Company shall pay the Reinsurer the full amount of the Reinsurer's Margin due each month on the date when Reinsurance Premium is reported each month. The Company shall effect payment of the Reinsurer's Margin due each month by direct wire transfer to the Intermediary to pay the Reinsurer.

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

         In the event the Company fails to pay the full amount of any Reinsurer's Margin due within 30 (thirty) business days of the payment due date, the Reinsurer shall provide the Company with a written demand for such outstanding Reinsurer's Margin. The Company shall have an additional 45 (forty five) days from the date the Reinsurer provides the written demand in which to pay to the Reinsurer the outstanding Reinsurer's Margin (the "Cure Period"). If the Company fails to pay the full amount of any Reinsurer's Margin by the end of the Cure Period, this Agreement shall be cancelled retroactively for nonpayment of premium, effective as of the date of the last day of the month preceding for which the Reinsurer received actual payment of its Reinsurer's Margin and the Reinsurer shall incur no liability for losses occurring subsequent to the effective date of cancellation.


                                   ARTICLE 10

CEDING COMMISSION

The Reinsurer shall allow the Company a provisional Ceding Commission equal to 39.1% (thirty nine point one percent) of the Reinsurance Premium hereon. The provisional Ceding Commission shall be debited/credited, as applicable, to/from the Funds Withheld Account/Profit Sharing Account as Reinsurance Premiums are settled monthly and adjusted as the Ultimate Net Loss Ratio is re-determined quarterly.

The first adjustment of Actual Ceding Commission for purposes of crediting the interest due and owing to the Funds Withheld Account/Profit Sharing Account shall be calculated no later than February 28, 2005 for the quarter ended December 31,2004. Thereafter the Actual Ceding Commission shall be recalculated each quarter and based upon the Ultimate Net Loss Ratio re-determined each quarter, in accordance with the following table, which Ceding Commission may be reduced by the provisions in Article 12, Trust Account:

                                     Ceding Commission Rate                       Ultimate Net Loss Ratio
                                     ----------------------                       -----------------------

         Maximum                            48.1%                                      47.0% or Lower
                                                                 .9 for 1
         Provisional                        39.1%                                     57.0%
                                                                 .9 for 1
         Minimum                            29.2%                                     68.0% or Higher

         If the Ultimate Net Loss Ratio exceeds 47.0% (forty seven point zero percent), the Ceding Commission shall be reduced .9% (point nine percent) and any portion thereof for each 1% (one percent) and any portion thereof that the Ultimate Net Loss Ratio exceeds 47.0% (forty seven point zero percent), down to a Ceding Commission of 39.1% (thirty nine point one percent) at a 57% (fifty seven percent) Ultimate Net Loss Ratio. If the Ultimate Net Loss Ratio exceeds 57% (fifty seven percent), the Ceding Commission shall be reduced .9% (point nine percent) and any portion thereof for each 1% (one percent) and any portion thereof that the Ultimate Net Loss Ratio exceeds 57% (fifty five percent), subject to a minimum Ceding Commission of 29.2% (twenty nine point two percent) at a 68.0% (sixty eight point zero percent) or higher Ultimate Net Loss Ratio.

         Beginning with the calendar quarter ending March 31, 2005, any adjustments to Ceding Commission shall result in a special interest credit calculation from the time of adjustment back to December 31, 2004 at the annual Interest Credit of 2.5% (two point five percent). Such special interest credit shall be debited or credited, as applicable, to or from the Funds Withheld Account/Profit Sharing Account at the time of calculation.

The Reinsurer shall remain liable for payment of Ceding Commission whether or not the Funds Withheld Account/Profit Sharing Account becomes depleted.


                                   ARTICLE 11

FUNDS WITHHELD ACCOUNT/PROFIT SHARING ACCOUNT AND INTEREST CREDIT

A. Funds Withheld Account/Profit Sharing Account - For purposes of this Agreement, the Company shall establish and maintain a cumulative Funds Withheld Account/Profit Sharing Account comprised of the following:

         1. The Funds Withheld Account/Profit Sharing Account at December 31, 2003 shall be equal to $0 (zero dollars);

         2. The Funds Withheld Account/Profit Sharing Account at each subsequent month end shall be comprised of the following cumulative amounts:

                  a) The Funds Withheld Account/Profit Sharing Account at the end of the prior month; plus

                  b) Reinsurance Premium paid by the Company for such month; less

                  c) Ceding Commission for such month, when paid by the Reinsurer, excluding the Return Ceding Commission as per Article 12, Trust Account; plus or less (as applicable)

                  d) Special interest credit adjustments on Ceding Commission Adjustments for such month; less

                  e)       Reinsurer's Margin for such month; less

                  f) Ceded Ultimate Net Losses and Loss Adjustment Expenses paid by the Reinsurer for such month; plus

                  g).      Interest Credit for such month.

         The Company shall determine and report the balance and activity of the Funds Withheld Account/Profit Sharing Account monthly within 45 (forty five) days of the month end.

B. Interest Credit - The Funds Withheld Account/Profit Sharing Account shall be credited monthly, as of the end of each month, with an Interest Credit rate equal to .206% (point two zero six percent) multiplied by the beginning monthly balance of the Funds Withheld Account/Profit Sharing Account for the respective month, to achieve an annual effective yield of 2.5% (two point five percent). In calculating the beginning monthly balance, all amounts due to either party shall be deemed settled, effective as of the actual date when such items were due pursuant to the terms of this Agreement in accordance with Article 13, Accounts, Remittances and Loss Settlements.

         Interest Credit shall continue even in the event of the Company's insolvency.


                                   ARTICLE 12

TRUST ACCOUNT

The Company shall establish a segregated Trust Account for the benefit of the Reinsurer to secure 100% (one hundred percent) of its obligations and liabilities to the Reinsurer for the Funds Withheld Account/Profit Sharing Account. The Company agrees to establish such Trust Account by executing the Trust Agreement attached hereto as Exhibit A and incorporated herein by reference. The Company shall be liable for all of the expenses arising out of the Trust Account, including but not limited to, all expenses incurred by the Trustee in administering the Trust Account and all compensation payable to the Trustee (collectively, the "Trust Expenses"). The Trust Agreement shall be compliant at all times with the provisions of New York Insurance Regulation 114 (11 NYCRR Part 126) except to the extent necessary to comply with the requirements of this Quota Share Reinsurance Agreement. However, all assets to be deposited and maintained in the Trust Account shall be Eligible Securities, as detailed in Article 18, section D.3. The Company shall deposit Reinsurance Premium less provisional Ceding Commission, plus downward adjustments of the provisional ceding commission, less Reinsurer's Margin, all as contractually due hereunder. The Reinsurer shall direct the Trustee to withdraw additional Ceding Commission adjustments and the ceded paid portion of Ultimate Net Loss and Loss Adjustment Expense amounts from the Trust Account and remit such sums to the Company when such are contractually due. The Company shall invest such amounts to both (i) achieve a minimum effective annual yield of 2.5% (two point five percent) per annum and (ii) enable investments to be admitted assets for statutory reporting on the Company's financial statements. The Company shall appoint Hyperion Capital Management Inc. ("Hyperion") as its investment manager and shall direct Hyperion on the investment of such amounts.

If the market value of the assets in the Trust Account (excluding the Income Account) at any calendar quarter end is less than the Funds Withheld Account/Profit Sharing Account balance at such calendar quarter end, the Company shall deposit assets in the Trust Account that are compliant with New York Insurance Regulation 114 (11NYCRR Part 126) to achieve the required Funds Withheld Account/Profit Sharing Account balance at such quarter end. The Company shall retain assets in the Income Account until such time as the Company can transfer or invest such assets into the Trust Account. If the market value of assets in the Trust Account (excluding the Income Account) at any calendar quarter end exceeds the balance of the Funds Withheld Account/Profit Sharing Account at such calendar quarter end, such excess assets shall remain in the Trust Account to pay Ultimate Net Loss and Loss Adjustment Expenses or Profit Sharing under this Agreement.

Within 60 (sixty) days of each calendar quarter end, beginning with the quarter ending March 31, 2004, if the Company fails to maintain the Trust Account equal to the Funds Withheld Account/Profit Sharing Account required level, then the cumulative amount of the shortfall shall be deemed "Return Ceding Commission" due the Reinsurer. Such actual amount shall be paid in cash by the Company to the Reinsurer within 60 (sixty) days of the respective calendar quarter end to reduce the Ceding Commission that otherwise would have been due at the respective Ultimate Net Loss Ratio as per the Ceding Commission table in Article 10, Ceding Commission. The Company shall calculate the cumulative shortfall, if any, and re-determine the Return Ceding Commission due, within 60 (sixty) days of each subsequent calendar quarter end until all liability under this Agreement is finalized. The Company shall pay to the Reinsurer any additional Return Ceding Commission due in excess of any previously paid Return Ceding Commission and the Reinsurer shall pay to the Company any reduction of Return Ceding Commission due over the previously paid Return Ceding Commission within 60 (sixty) days of the calendar quarter end.

Upon the occurrence of a Triggering Event, the Reinsurer shall have the sole option of drawing any and all assets from the segregated Trust Account. If this option is exercised, the terms of this Agreement will be changed to a funds transferred basis. The Reinsurer will continue to calculate the Profit Sharing Account and will credit the average monthly balance of the Profit Sharing Account with the lesser of the equivalent of the 2.5% (two point five percent) annual interest rate or the 2 (two) year annual T-bill rate plus 25 (twenty five) basis points. Except for the fact that this Agreement shall be transacted on a funds transferred basis if the Reinsurer exercises its option (as described above), all settlements between the parties will continue to be governed by the terms set forth in this Agreement (including, but not limited to, the settlement dates of the items to be credited or debited as set forth in the Article 13, Accounts, Remittances and Loss Settlements, section C.).

A "Triggering Event" is any of the following:

         1. Company fails to maintain an A.M. Best Rating of "B++" or greater and the rating is not restored to "B++" or greater within 30 (thirty) days following the date that A.M. Best downgrades the Company or withdraws its rating of the Company; or

         2. A reduction of more than 20% (twenty percent) of the Company's statutory surplus from the Company's Statutory Surplus Level at December 31, 2003 (the "Minimum Surplus Amount") and the Company's surplus level is not restored to at least the Minimum Surplus Amount within 30 (thirty) days following the date that the Company filed the statutory financial statement with its regulatory authority that evidenced its failure to maintain the Minimum Surplus Amount; or

         3. Insolvency, Rehabilitation, or Regulatory Supervision of the Company; or

         4. Company ceases underwriting new property and casualty business;

         5. Company fails to maintain the Trust Account at the minimum balance required by this Agreement for a period of 30 (thirty) days and the Trust Account was not remedied within the Cure Period (as defined below);

         6. Company sells 50% (fifty percent) or more of its assets or reinsures 50% (fifty percent) or more of its Net Written Premium or net liabilities (all as of January 1, 2004) to an unaffiliated third party; or

         7. An insurance regulatory authority or governmental entity in any United States jurisdiction revokes, suspends or forces the Company to withdraw its certificate of authority in such jurisdiction.

         8. Company fails to pay Reinsurer's Margin within the Cure Period, in accordance with Article 9, Reinsurance Premium and Reinsurer's Margin, section B.

         For purposes herein, in respect of items 5. and 8. above, the Reinsurer shall provide written notice to the Company of it's election to draw assets from the segregated Trust Account upon the occurrence of the respective Triggering Event. The Company shall have 45 (forty five) days from the date of the Reinsurer's written notice in which to remedy the Triggering Event (the "Cure Period"). If the Company fails to remedy the Triggering Event within the Cure Period, the Reinsurer can then draw assets from the segregated Trust Account.

In addition to the above, the Reinsurer shall have the option of drawing assets from the segregated Trust Account for the purposes of collecting amounts due the Reinsurer under any and all other reinsurance agreements or retrocession agreements for which the Company has failed to pay within 30 (thirty) days of their respective due dates, as those due dates are calculated pursuant to the respective reinsurance agreements or retrocession agreements.

                                   ARTICLE 13

ACCOUNTS, REMITTANCES AND LOSS SETTLEMENTS

A. Within 45 (forty five) days following the end of each month, the Company shall report to the Reinsurer the amount of the following with regards to such month and on a cumulative basis:

         1. Net Written Premium and ceded Net Written Premium by line of business;

         2. Net Earned Premium and ceded Net Earned Premium by line of business;

         3.       Ceding Commissions paid and unpaid;

         4. Ceded Ultimate Net Loss and Loss Adjustment Expenses paid by line of business;

         5. Ceded Ultimate Net Loss and Loss Adjustment Expenses outstanding by line of business (including IBNR);

         6. Salvage recovered and ceded Salvage recovered by line of business;

         7. Premium amounts calculated in accordance with Article 9, Reinsurance Premium and Reinsurer's Margin, including applicable Reinsurer's Margin;

         8. The balance of the Funds Withheld Account/Profit Sharing Account as of that month end and activity in the Funds Withheld Account/Profit Sharing Account during the month.

         9. Ceded Net Written Premium and Ceded Net Earned Premium, Ceded Ultimate Net Loss and Loss Adjustment Expenses paid and Ceded Ultimate Net Loss and Loss Adjustment Expenses outstanding (including IBNR) specifically allocable to Non-New York Policies.

         Reports shall continue until the earlier of final settlement of all Ultimate Net Loss hereunder, or upon Commutation in accordance with
         Article 14, Commutation.

B. In the event the Company fails to furnish the Reinsurer complete reports containing the information and data specified in this Agreement, within 45 (forty five) days after the end of the month, the Company shall have an additional 45 (forty five) days in which to furnish such reports to the Reinsurer (the "Cure Period"). Such Cure Period shall commence on the date that the Reinsurer provides the Company with a written demand for such outstanding reports. If the Company fails to provide such reports to the Reinsurer by the end of the Cure Period, the Company shall pay an interest penalty to the Reinsurer, utilizing an annual percentage rate of 200 (two hundred) basis points, that shall be applied to the cumulative amount of all payments/credits to the Funds Withheld Account/Profit Sharing Account that would have been set forth in the outstanding report. The interest penalty shall be calculated from the date such outstanding report was originally contractually due until the date of Reinsurer's actual receipt of the outstanding report. The interest penalty shall be in addition to the normal Interest Credit that is applied to the Funds Withheld Account/Profit Sharing Account in accordance with the Article 11, Funds Withheld Account/Profit Sharing Account and Interest Credit, section B. of this Agreement. The Company shall pay the Reinsurer the interest penalty in cash by direct wire transfer to the Intermediary to pay the Reinsurer and such interest penalty amount shall not be credited to the Funds Withheld Account/Profit Sharing Account.

C. The Company shall credit or debit the Funds Withheld Account/Profit Sharing Account by the amount of the balance of the monthly account. Such monthly account shall equal the Cession Percentage of Net Written Premiums collected for new and renewal business for the month (including all Delinquent Premium Amounts), less Reinsurer's Margin due for the month, less applicable Ceding Commission due for the month, less all reinsurance premiums due from the Company in respect of the inuring reinsurances, less the Cession Percentage of Ultimate Net Loss and Loss Adjustment Expenses paid for the month, plus the Cession Percentage of Salvage Recovered for the month. Such remittances shall be deemed settled by the debtor party to the creditor party 60 (sixty) days in arrears from the month end, except that amounts owed by the Reinsurer to the Company shall be paid the later of 60 (sixty) days in arrears from the month end or 15 (fifteen) days following the Reinsurer's receipt of the monthly report.

D. Notwithstanding the above, the Company shall advise the Reinsurer promptly of all Ultimate Net Losses and Loss Adjustment Expenses, which in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurer. Inadvertent omission or oversight in dispatching such advises shall in no way affect the liability of the Reinsurer. However, the Company shall notify the Reinsurer of such omission or oversight promptly upon its discovery.

E. All Ultimate Net Loss settlements made by the Company on Business Covered, with exception of ex gratia payments, whether under Policy terms and conditions or by way of compromise, shall be in the sole discretion of the Company and shall be unconditionally binding on the Reinsurer, subject always to the terms conditions and exclusions of this Agreement. Upon satisfactory proof of loss, the Reinsurer shall pay or allow, as applicable, its proportional share of each such settlement in accordance with this Agreement. All Ultimate Net Loss and Loss Adjustment Expense amounts due to the Company from the Reinsurer under this Agreement shall first be paid by way of offset against the Funds Withheld Account/Profit Sharing Account consistent with Article 13, Accounts, Remittances, and Loss Payments, section C. and such offset shall constitute payment under this Agreement. Only upon the exhaustion of the Funds Withheld Account/Profit Sharing Account shall the Company be entitled to receive cash payment from the Reinsurer.


                                   ARTICLE 14

COMMUTATION

The Company shall have the option, only with the consent of the Reinsurer, effective at any calendar quarter end on or after the calendar quarter of termination of this Agreement, to commute all ceded Ultimate Net Loss and ceded Loss Adjustment Expenses outstanding hereunder. The date that the Company and the Reinsurer mutually elect to commute shall be deemed the commutation date.

Upon Commutation, the Company shall retain 100% (one hundred percent) of the balance of the Funds Withheld Account/Profit Sharing Account and shall be entitled to the balance of the segregated Trust Account less any amounts required to be maintained in the Trust Account as specified in the paragraph below. Upon Commutation, the Reinsurer shall be released from all past, current and future liability under this Agreement.

In the event of commutation, the segregated Trust Account must retain an amount that is equal to the Company's potential aggregate liability under all reinsurance agreements that the Company has entered into with the Reinsurer in the event amounts must be drawn upon to satisfy the Company's obligations and liabilities to the Reinsurer under all other reinsurance and/or retrocession agreements with Reinsurer, as permitted by Article 12, Trust Account.


                                   ARTICLE 15

SPECIAL TERMINATION CLAUSE

Either the Company or the Reinsurer may terminate this Agreement on a cut-off basis upon the happening of any one of the following circumstances at any time by the giving of 60 (sixty) days prior written notice to the other party:

                  1.       The Company's A.M. Best rating drops below a "B+"; or

                  2.       The Reinsurer's A.M. Best ratings drops below an
                           "A-"; or

                  3. A reduction of more than 20% (twenty percent) of the Company's statutory surplus from the Company's Statutory Surplus Level at December 31, 2003; or

                  4. There is a change in the office of President and CEO of the Company; or

                  5. Insolvency, Rehabilitation, or Regulatory Supervision of the Company; or

                  6. Company ceases underwriting new property and casualty business;

                  7. Company fails to maintain the Trust Account at the minimum balance required by this Agreement for a period of 75 (seventy-five) days;

                  8. Company sells 50% (fifty percent) or more of its assets or reinsures 50% (fifty percent) or more of its Net Written Premium or net liabilities (all as of January 1, 2004) to an unaffiliated third party; or

                  9. An insurance regulatory authority or governmental entity in any United States jurisdiction revokes, suspends or forces the Company to withdraw its certificate of authority in such jurisdiction; or

                  10. Company fails to pay Reinsurer's Margin in accordance with Article 9, Reinsurance Premium and Reinsurer's Margin.

Upon election of Special Termination, the Reinsurer shall incur no liability for losses occurring subsequent to the effective date of termination.

                                   ARTICLE 16

CURRENCY

A. Whenever the word "dollars" or the "$" appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


                                   ARTICLE 17

TAXES AND FEDERAL EXCISE TAX

A. Taxes - In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the Premium hereon when making Canadian tax returns or when making tax returns other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.

B. Federal Excise Tax - (Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

         The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the Premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) from Reinsurer's Margin to the extent such Premium is subject to the Federal Excise Tax.

         In the event of any return of Premium becoming due hereunder, the Reinsurer shall deduct the applicable percentage from the return Premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

                                   ARTICLE 18

RESERVES

(This Clause only applies to Reinsurers domiciled outside the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company.)

A. If a jurisdiction of the United States shall not permit the Company, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any Reinsurer's share of obligations, the Company shall forward to such Reinsurer a statement of the Reinsurer's share of such obligations. Upon receipt of such statement, the Reinsurer shall promptly apply for and provide the Company with a "clean", unconditional and irrevocable Letter of Credit or alternative Trust Account pursuant to a trust agreement meeting the requirements of New York Regulation 114, in either event in the amount specified in the statement submitted in excess of the Funds Withheld Account/Profit Sharing Account, with terms and bank acceptable to the regulatory authority(ies) having jurisdiction over the Company. The form of collateral to be provided under this clause in excess of the Funds Withheld Account/Profit Sharing Account shall be solely at the option of the Reinsurer.

B. "Obligations" as used in this Article, shall mean the sum of losses paid and Loss Adjustment Expenses paid by the Company but not yet recovered from the Reinsurer, plus reserves for reported losses, Loss Adjustment Expenses, losses incurred but not reported and premiums unearned, if any.

C. If the Reinsurer chooses to provide a Letter of Credit, the following shall be applicable:

         1. The Reinsurer hereby agrees that the Letter of Credit shall provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said Letter or any future expiration date unless 30 (thirty) days prior to any expiration the issuing bank shall notify the Company by registered mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a "qualified bank" as defined by Regulation 133 promulgated by the Insurance Department of the State of New York, shall provide 60 (sixty) days notice to the Company prior to any expiration.

         2. Notwithstanding any other provision of this Agreement, the Company or any successor by operation of law of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company may draw upon such credit, without diminution because of the insolvency of any party hereto, at any time and undertakes to use and apply such credit for one or more of the following purposes only:

                  i. to pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any obligations, as stipulated in the statement submitted by the Company to the Reinsurer, which is due to the Company and not otherwise paid by the Reinsurer;

                  ii. in the event the Company has received effective notice of non-renewal of the Letter of Credit and the Reinsurer's liability remains unliquidated and undischarged 30 (thirty) days prior to the expiry date of the Letter of Credit to withdraw the balance of the Letter of Credit and place such sums in an interest bearing trust account (separate and apart from any assets of the Company) to secure the continuing liabilities of the Reinsurer under this Agreement until a renewal Letter of Credit acceptable to the regulatory authority(ies) having jurisdiction over the Company, or a substitute in lieu thereof acceptable to the regulatory authority(ies) having jurisdiction over the Company, has been received by the Company. The Company shall provide to the Reinsurer payment of any interest thereon accruing from such account.

                  iii. to make refund of any sum which is in excess of the actual amount required for sections 1 and 2 of this paragraph.

                  In the event that any amounts drawn down (and any interest or other earnings thereon) on the Letter of Credit are either in excess of the actual amounts required under subparagraphs (i) and (ii) above or subsequently determined not to be due under this Agreement, such amounts shall constitute assets of the Reinsurer for all purposes and shall be held by the Company in trust (separate and apart from any assets of the Company). The Company shall return all such amounts to the Reinsurer, including interest accrued from the date drawn and calculated at a rate not in excess of the prime rate of interest on the amounts held pursuant to subparagraphs (i) and (ii) above.

         3. At annual intervals or more frequently as determined by the Company, but never more frequently than quarterly, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of any obligations. If the statement shows that the Reinsurer's share of obligations exceeds the balance of credit as of the statement date, the Reinsurer shall, within 30 (thirty) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that the Reinsurer's share of obligations is less than the balance of credit as of the statement date, the Company shall, within 30 (thirty) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

         4. The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorized representatives of the Company. The Company shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.

         D. If the Reinsurer chooses to provide a Trust Account the following shall be applicable:

                  1. The Reinsurer shall enter into a trust agreement and establish a trust account (the "Trust Account") for the benefit of the Company with respect to the Reinsurer's share of Obligations with a bank (the "Trustee") acceptable to the Superintendent of Insurance of the State of New York and the Company.

                  2. The Reinsurer agrees to deposit, and maintain in the Trust Account, assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer's Obligations to the Company under this Agreement.

                  3. The parties agree that the assets so deposited shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and other admitted assets of a character, maturity, and value to fulfill the intent of this Agreement; provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Company or the Reinsurer; and provided, further that such assets are of the type specified in paragraphs (1), (2), (3), (8) and
                           (10) of Section 1404(a) of the New York Insurance Law ("Eligible Securities").

                  4. The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

                  5. All settlements of account under the trust agreement between the Company and the Reinsurer shall be made in cash or its equivalent.

                  6. The aggregate fair market value of the assets held in the Trust Account (the "Market Value") shall at all times be at least equal to the Reinsurer's share of Obligations. The amount of the Trust Account shall be adjusted on a quarterly basis so as to equal the Reinsurer's share of Obligations. On a quarterly basis, the Reinsurer shall prepare a specific statement of the Reinsurer's share of Obligations and deliver such report to the Company. If the statement shows that the Reinsurer's share of Obligations exceed 100% (one hundred percent) of the balance of the Trust Account as of the statement date, the Reinsurer shall, within 10 (ten) days after delivery of such notice of excess, secure delivery to the Trustee of additional cash or Eligible Securities having a current fair market value equal to such difference. If the statement shows that the Reinsurer's share of Obligations are less than 102% (one hundred two percent) of the balance of the Trust Account as of the statement date, the Company shall, within 10 (ten) days after receipt of such statement from the Reinsurer, deliver a notice of withdrawal to the Trustee directing the Trustee to withdraw from the Trust Account and deliver to the Reinsurer assets from the Trust Account having a current fair market value equal to such excess amount.

                                   ARTICLE 19

EXCESS OF POLICY LIMITS

This Agreement shall protect the Company, within the limits hereof, for 100% (one hundred percent) of loss in excess of the limit of its original Policies of insurance, such loss in excess of the limit having been incurred because of failure by the Company or Tower Risk Management to settle within the Policies of insurance limit or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action. The Reinsurer shall not be liable for more than $1,000,000 (one million dollars) additional subject Ultimate Net Loss for any one claim in respect of Excess of Policy Limits/Extra Contractual Obligations liability and $5,000,000 (five million dollars) in the aggregate for all Excess of Policy Limits/Extra Contractual Obligations liability.

However, this Article shall not apply where the loss has been incurred due to a fraud by a member of the board of directors or a corporate officer of the Company or Tower Risk Management acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word "loss" shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.


                                   ARTICLE 20

EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Company for 100% (one hundred percent) of any Extra Contractual Obligations. The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of the Company's original Policies of insurance and which arise from the handling of any claim on Business Covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company or Tower Risk Management to settle within the Policies of insurance limit, or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action. The Reinsurer shall not be liable for more than $1,000,000 (one million dollars) additional subject Ultimate Net Loss for any one claim in respect of Excess of Policy Limits/Extra Contractual Obligations liability and $5,000,000 (five million dollars) in the aggregate for all Excess of Policy Limits/Extra Contractual Obligations liability.

The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original loss event. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the board of directors or a corporate officer of the Company or Tower Risk Management acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


                                   ARTICLE 21

OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement or any other agreement between the Company and the Reinsurer. The party asserting the right of offset may exercise such right any time whether the balances due are on account of Reinsurance Premiums, Ceding Commissions, Return Ceding Commissions, Ultimate Net Losses, Interest Credit or any other balances due or owed between the Company and the Reinsurer. In the event of insolvency of either party to this agreement, then offsets shall only be allowed to the extent permitted by the provisions of New York Insurance Law Section 7427.


                                   ARTICLE 22

ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made by the Company in connection with this Agreement shall not relieve the Reinsurer from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after discovery by the Company's home office.


                                   ARTICLE 23

ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect through its designated representatives, during the Term of this Agreement and thereafter, all books, records and papers of the Company in connection with any reinsurance hereunder, or the subject matter hereof. Such right shall continue to exist as long as one party has a claim against the other party arising out of this Agreement.

                                   ARTICLE 24

INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy insured which claim would involve a possible liability on the part of the Reinsurer with a reasonable time after such claims is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.


                                   ARTICLE 25

CONFIDENTIALITY

The parties acknowledge there may be portions of this Agreement, the Reinsurance Agreement submission or the marketing package that may contain confidential, proprietary information of the Company. The Reinsurer shall maintain the confidentiality of such information concerning the Company and its business and shall not disclose it to any third person without prior approval; provided, however, that the Reinsurer may be required and are permitted under this Agreement to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes as well as to the Company's Intermediaries, to the Reinsurer's retrocessionaire, the Reinsurer's affiliates, and applicable intermediaries, or in response to requests by governmental and regulatory agencies. In addition, the Reinsurer may disclose such information to its rating agencies, auditors, advisors and to its outside legal counsel as may be necessary.

                                   ARTICLE 26

ARBITRATION

A. Any dispute or other matter in question between the Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

B. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Article, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

C. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 60 (sixty) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within 60 (sixty) days of their appointment, each of the arbitrators shall nominate 3 (three) individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen form the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies or Lloyd's Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

D. The arbitration hearings shall be held in New York, New York or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within 60 (sixty) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

E. Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

F. Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

                                   ARTICLE 27

SERVICE OF SUIT

(This Article only applies to reinsurers domiciled outside the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company.)

A. It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Lovells, 900 Third Avenue New York, New York 10022, and that in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.

B. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer's behalf in the event such a suit shall be instituted.

C. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of reinsurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.


                                   ARTICLE 28

INTERMEDIARY

Tower Risk Management Corporation and Pegasus Advisors - Towers Perrin Reinsurance are hereby recognized as the Intermediaries negotiating this Agreement for all business hereunder and through whom all communications relating hereto (including but not limited to notices, statements and reports) shall be transmitted to both parties. It is understood, as regards remittances due either party hereunder, that payment by the Company to the Intermediaries, shall constitute payment to the Reinsurer but payment by the Reinsurer to the Intermediaries shall only constitute payment to the Company to the extend such payments are actually received by the Company.

                                   ARTICLE 29

PROPORTION

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


Signed this 16th day of April, 2004,
For and on behalf of Tower Insurance Company of New York in acceptance of the terms, conditions and Reinsurer hereon:

By:         /s/ Marina Contiero
       -----------------------------------------------------
                 (Signature)

            Marina Contiero
       -----------------------------------------------------
               (Print Name)

Title:      Vice President
       -----------------------------------------------------




Signed this 20th day of April, 2004,
For and on behalf of Converium Reinsurance (North America) Inc. for its 33.333% (thirty three point three three three percent) participation of the terms and conditions hereon:

By:             /s/ Raymond Dowling
       ----------------------------------------------------
                 (Signature)

                Raymond Dowling
       ----------------------------------------------------
                   (Print Name)

Title:          Senior Vice President
       ----------------------------------------------------

                        NUCLEAR INCIDENT EXCLUSION CLAUSE
                       PHYSICAL DAMAGE - REINSURANCE - USA


         1. This Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

         2. Without in any way restricting the operation of paragraph (1) of this Clause, this Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

         I. Nuclear reactor power plants including all auxiliary property on the site, or

         II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

         III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

         IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

         3. Without in any way restricting the operations of paragraphs (1) and
(2) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

                  (a) where the Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

                  (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

         4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

         5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

         6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

         7. The Reassured to be sole judge of what constitutes:

            (a)   substantial quantities, and

            (b)   the extent of installation, plant or site


NOTE: - Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

            (a) all Policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

            (b) with respect to any risk located in Canada Policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

                        NUCLEAR INCIDENT EXCLUSION CLAUSE
                        LIABILITY - REINSURANCE - U.S.A.


1. This Agreement does not cover any loss or liability accruing to the Cedent as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2. Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this Agreement all the original Policies of the Cedent (new, renewal and replacement) of the classes specified in Clause II of this paragraph
         (2) from the time specified in Clause III of this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision*

         I. It is agreed that the Policy does not apply under any liability coverage, to
                  (injury, sickness, disease, death or destruction
                  (bodily injury or property damage
                  with respect to which an insured under the Policy is also an insured under a nuclear energy liability Policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such Policy but for its termination upon exhaustion of its limits of liability.

         II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or Policies of a similar nature; and the liability portion of combination forms related to the four classes of Policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

         III. The inception dates and thereafter of all original Policies as described in II above, whether new, renewal or replacement, being Policies which either

         (a)      become effective on or after 1st May, 1960, or

         (b) become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies or Policies or combination Policies of a similar nature, issued by the Cedent on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3. Except for those classes of Policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this Agreement the original liability Policies of the Cedent (new, renewal and replacement) affording the following coverages:

         Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

     shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision*

It is agreed that the Policy does not apply:

         I.       Under any Liability Coverage, to
                  (injury, sickness, disease, death or destruction (bodily injury or property damage

                  (a) with respect to which an insured under the Policy is also an insured under a nuclear energy liability Policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such Policy but for its termination upon exhaustion of its limit of liability; or

                  (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this Policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

         II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
                  (immediate medical or surgical relief,
                  (first aid,
                  to expenses incurred with respect to
                  (bodily injury, sickness, disease or death
                  (bodily injury
                  resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

         III.     Under any Liability Coverage, to
                  (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material if

                  (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

         (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed or by or on behalf of an insured; or

         (c) (the injury, sickness, disease, death or destruction (the bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to
(injury to or destruction of property at such nuclear facility
(property damage to such nuclear facility and any property thereat.

IV.      As used in this endorsement:

         "hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or by-product material; "source material", "special nuclear material" and "by-product material" have the meanings given to them in the Atomic Energy Act of 1954 or in any law amendatory thereof; "spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; "nuclear facility" means

         (a)      any nuclear reactor,

         (b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

         (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

         (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

         and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
         (with respect to injury to or destruction of property, the word "injury" or "destruction"
         ("property damage" includes all forms of radioactive contamination of property.
         (includes all forms of radioactive contamination of property.

V. The inception dates and thereafter of all original Policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being Policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

         (i) Garage and Automobile Policies issued by the Cedent on New York risks, or

         (ii) Statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Board Exclusion Provision by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability Policies of the Cedent in Canada and that with respect of such Policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association or the Independent Insurance Conference of Canada.


                                ---------------


*Note The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability Policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

                     WAR RISK EXCLUSION CLAUSE (REINSURANCE)


         As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

         This War Exclusion Clause shall not, however, apply to interest which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia, its territories and possessions, including the Panama Canal Zone and the Commonwealth of Puerto Rico and including Bridges between the United States of America and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under original Policies, endorsements or binders containing a standard war or hostilities or warlike operations exclusion clause.

         Nevertheless, this clause shall not be construed to apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, including acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operation, provided such agents are acting secretly and not in connection with any operations of military or naval armed forces in the country where the interests insured are situated.

                        INSOLVENCY FUND EXCLUSION CLAUSE


This Agreement excludes all liability of the Ceding Company arising by contract, operation of law or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Ceding Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

              POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE


Section A:

Excluding:

         (a) All business derived directly or indirectly from any Pool, Association, or Syndicate which maintains its own reinsurance facilities.

         (b) Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insurance property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.


Section B:

It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:

         Industrial Risk Insurers,
         Associated Factory Mutuals Improved Risk Mutuals
         Any Pool, Association or Syndicate formed for the purpose of writing Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs, United States Aircraft Insurance Group, Canadian Aircraft Insurance Group,
         Associated Aviation Underwriters, American Aviation Underwriters

Section B does not apply:

         (a) Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

         (b) To interests traditionally underwritten as Inland Marine or stock and/or contents written on a blanket basis.

         (c) To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association, or Syndicate named above other than as provided for under Section B(a).

         (d)      To risks as follows:

                  Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities, (other than railroad schedules) and builder's risks on the classes of risks specified in this subsection (d) only. Where this clause attaches to Catastrophe Excesses, the following Section C is added:


Section C:

Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in:

         (1)      The following so-called "Coastal Pools":

                  Alabama Insurance Underwriting Association
                  Florida Windstorm Underwriting Association
                  Louisiana Insurance Underwriting Association
                  Mississippi Windstorm Underwriting Association
                  North Carolina Insurance Underwriting Association
                  South Carolina Windstorm and Hail Underwriting Association Texas Catastrophe Property Insurance Association

                                            AND

         (2) All "Fair Plan" and "Rural Risk Plan" business for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:

                  (i) The inability of any other participant in such "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" to meet its liability.

                  (ii) Any claim against such "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract).